UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2010 (March 31, 2010)

QUICK-MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27545	65-0797243
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

902 NW 4th Street Gainesville, Florida	32601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 835-2211

_____________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the documents described below.  The discussion is qualified in its entirety by the full text of the agreements, which are attached to this Current Report on Form 8-K as exhibits.

On March 31, 2010, Quick-Med Technologies, Inc. (the “Company”)  issued three (3) senior convertible promissory notes for the net proceeds of an aggregate amount of approximately $850,000.

The first senior convertible promissory note ("Phronesis Note"),  was issued to Phronesis Partners, L.P. ("Phronesis") a major shareholder of the Company, that previously invested approximately $2 million in the Company's common stock  in 2004.  In 2007, Phronesis was issued a senior convertible promissory note of approximately $375,000 ("Old Phronesis Note").  The exercise price under the Old Phronesis Note was $0.74 per share.  The Phronesis Note combines (i) the Old Phronesis Note together with the related accrued and unpaid interest and (ii) an additional principal amount of approximately $600,000 in cash for a total principal amount of $1,053,000.  The Phronesis Note has a maturity date of December 31, 2013 with an  interest rate of 8% per annum and a conversion price of $0.60 per share.  The Phronesis Note has a security interest in the Company's personal property assets and ranks pari passu with certain debt obligations owed to Michael Granito, the Company's Chairman, and two senior convertible promissory notes ("CANADA Note" and "Berry Holdings Note") issued concurrently with the Phronesis Note, as defined below.  The Company may prepay any portion of the outstanding principal after giving a 30 days' prior written notice.

The second senior convertible promissory note ("CANADA Note") was issued to 2849232 CANADA INC ("CANADA INC") for $150,000  in cash.  The CANDA Note has a maturity date of June 30, 2014 with an interest rate of 8% per annum and a conversion price of $1.00 per share.  The accrued and unpaid interest will be paid on a semi-annual basis and CANADA INC may elect to convert the accrued and unpaid interest at a conversion price of $1.00 per share. The CANADA Note has a security interest in the Company's personal property assets and rank pari passu with certain debt obligations owed to Phronesis,  Michael Granito, the Company's Chairman, and Berry Holdings Note as defined below.  The Company may prepay any portion of the outstanding principal after giving a 30 days' prior written notice.

The third senior convertible promissory note ("Berry Holdings Note") was issued to Peter L. Berry Holdings, Inc. ("Berry Holdings Inc.") for $100,000 in cash.  The  Berry Holdings Note has a maturity date of June 30, 2014 with an interest rate of 8% per annum and a conversion price of $1.00 per share.  The accrued and unpaid interest will be paid on a semi-annual basis and Berry Holdings Inc. may elect to convert the accrued and unpaid interest at a conversion price of $1.00 per share. The  Berry Holdings Note has a security interest in the Company's personal property assets and rank pari passu with certain debt obligations owed to Phronesis,  Michael Granito, the Company's Chairman, and CANADA Note.  The Company may prepay any portion of the outstanding principal after giving a 30 days' prior written notice.

Other than the relationship with Phronesis Partners, L.P., which is disclosed in this report and our SEC filings. There are no material relationships between the Company or its affiliates and any of the parties to the Agreement, other than with respect to the Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

As set forth under Item 1.01 above, on March 31, 2010, the Registrant issued to three investors convertible promissory notes that are convertible into approximately 2,005,000 shares of Registrant common stock.  Each investor represented that it was an “accredited investor” as defined under Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”) or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Registrant relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these securities.

Item 9.01                                Financial Statements and Exhibits

(c)           Exhibits.

Exh. No.                                Description

10.1.	Senior Convertible Promissory Note by and between Quick-Med Technologies, Inc. and Phronesis Partners, L.P. dated March 31, 2010.

10.2.	Senior Convertible Promissory Note by and between Quick-Med Technologies, Inc. and 2849232 CANADA INC dated March 31, 2010.

10.3.	Senior Convertible Promissory Note by and between Quick-Med Technologies, Inc. and Peter L. Berry Holdings, Inc. dated March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICK-MED TECHNOLOGIES, INC.
(Registrant)

Date: April 6, 2010
/s/ Nam H. Nguyen___________________________
Nam H. Nguyen, Chief Financial Officer